Exhibit 2.n.4

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of Gladstone Capital Corporation:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities, including the consolidated schedule of investments, of Gladstone Capital Corporation and its subsidiaries (the “Company”) as of September 30, 2018 and 2017, and the related consolidated statements of operations, of changes in net assets and of cash flows for each of the three years in the period ended September 30, 2018, and the effectiveness of the Company’s internal control over financial reporting as of September 30, 2018, and in our report dated November 14, 2018, we expressed an unqualified opinion thereon. We have also previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities, including the consolidated schedule of investments as of September 30, 2016, 2015, 2014, 2013, 2012, 2011, 2010, and 2009, and the related consolidated statements of operations, of changes in net assets and of cash flows for the years ended September 30, 2015, 2014, 2013, 2012, 2011, 2010, and 2009 (none of which are presented herein), and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the senior securities table of Gladstone Capital Corporation for each of the years in the period ended September 30, 2018, 2017, 2016, 2015, 2014, 2013, 2012, 2011, 2010, and 2009, appearing on page 72 0f this Form N-2, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

November 14, 2018